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EXHIBIT 23.1

INDEPENDENT AUDITORS' CONSENT

        We consent to the incorporation by reference in Registration Statements No. 33-99812, No. 33-99814, No. 33-99816, No. 33-99848, No. 333-74634, No. 333-105986 and No. 333-105998 of Schweitzer-Mauduit International, Inc. and subsidiaries on Form S-8 of our report dated March 11, 2004, which includes an explanatory paragraph concerning the Company's U.S. business segment change in its method of accounting for inventories for financial reporting purposes from the last-in, first out method to the first-in, first-out method, appearing in the Annual Report on Form 10-K of Schweitzer-Mauduit International, Inc. and subsidiaries for the year ended December 31, 2003.

DELOITTE & TOUCHE LLP

Atlanta, Georgia
March 11, 2004

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INDEPENDENT AUDITORS' CONSENT